Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Intevac, Inc. of our reports dated February 17, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Intevac, Inc. for the year ended January 2, 2016.

/s/ BURR PILGER MAYER, INC.

San Jose, California

July 22, 2016